Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENTRATA, INC.
* * * * * *
Entrata, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:
1.    The name of the Corporation is Entrata, Inc. The Corporation was originally incorporated under the name “Property Solutions International, Inc.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 11, 2003.
2.    This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the board of directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the DGCL.
3.    This Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 24, 2017 (as amended by that certain Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation filed March 15, 2021 (the “Certificate of Amendment”), which was corrected by the Certificate of Correction to the Certificate of Amendment filed on December 9, 2021, the “Current Certificate”) and the text of the Current Certificate is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the corporation is Entrata, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, New Castle County, Zip Code 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV
1.    Effective immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Date”) and without any further action on the part of the Corporation or any stockholder, each share of the Corporation’s Class A Common Stock that is issued and outstanding or held in treasury of the Corporation immediately prior to the Filing Date shall be automatically reclassified and changed into one (1) share of validly issued, fully-paid and nonassessable Common Stock (as defined below), and each share of the Corporation’s Class B Common Stock that is issued and outstanding or held in treasury of the Corporation immediately prior to the Filing Date shall be automatically reclassified and changed into one (1) share of validly issued, fully-paid and nonassessable Common Stock (collectively, the “Reclassification”). From and after the Filing Date, certificates representing Class A Common Stock or Class B Common Stock of the Corporation outstanding immediately prior to the Filing Date (the “Old Certificates”) shall, until surrendered to the Corporation in exchange for certificates representing the appropriate number of shares of Common Stock resulting from the Reclassification, automatically represent the number of whole shares of Common Stock into which the shares of Class A Common Stock or Class B Common Stock, as applicable, represented by such Old Certificates have been reclassified and changed pursuant to the Reclassification, notwithstanding that the Old Certificates have not been surrendered at the office of the Corporation.
The total number of shares of stock that the Corporation shall have authority to issue is set forth below.
2.    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 375,000,000 shares, consisting of 375,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”).
ARTICLE V
1.    Voting. The holders of Common Stock are entitled to one vote for each share held as of the applicable record date at all meetings of stockholders (and pursuant to written actions in lieu of meetings). There shall be no cumulative voting.
2.    Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to share equally, on a per share basis, in all assets of the Corporation available for distribution to its stockholders.
3.    Dividends. The holders of Common Stock shall be entitled to receive, on a pari passu basis, when, if and as declared by the Corporation’s Board of Directors (the “Board of Directors”), out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Whenever the distribution provided for in this paragraph 3 of Article V shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

4.    Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders (as defined below) entitled to vote given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    enter into any (i) self-dealing transaction with the Majority Stockholder, (ii) interested party transaction with the Majority Stockholder or (iii) other transaction with the Majority Stockholder (as defined below) (including any transaction described in clause (i) or (ii)); provided, however, that nothing in this clause (a) shall require approval of the Requisite Holders in the event of: (1) a transaction with a portfolio company of the Majority Stockholder entered into in good faith and on bona fide and arm’s-length commercial terms, (2) transactions or actions permitted pursuant to the terms of the Stockholders Agreement (including any tender offer launched on or around the date hereof), (3) issuances of securities of the Corporation in accordance with preemptive rights pursuant to the Stockholders Agreement, (4) exculpation, reimbursement, indemnification and expense advancement rights under the Stockholders Agreement, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or any director indemnification agreement, and (5) entry into and compliance with the management services agreement between Silver Lake Management Company VI, L.L.C. and the Corporation to be entered into on or about the date hereof, as amended from time to time, provided that any amendments to such agreement that increase the costs or expenses to be borne by the Corporation shall require the consent of the Requisite Holders;
(b)    amend, modify, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affects the Requisite Holders;
(c)    repurchase or redeem (or permit any Subsidiary to purchase or redeem) any shares of Common Stock of the Corporation other than (i) repurchases or redemptions of Common Stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary in connection with the cessation of such employment or service, (ii) pro rata repurchases or redemptions of Common Stock from each of the Corporation’s stockholders, (iii) repurchases or redemptions pursuant to the terms of any security of the Corporation or any contract related to such security, or (iv) any repurchases or redemptions structured to effect a “synthetic secondary” transaction for which applicable stockholders of the Corporation who are a party to the Stockholders Agreement were provided tag-along rights as described therein;

(d)    pay or declare any dividend or make any distribution on any shares of Common Stock of the Corporation other than dividends or distributions paid to all stockholders of the Corporation on a pro rata fully-diluted basis (assuming conversion of all outstanding convertible securities, except that stock options and other derivatives may instead be subject to equitable adjustment in lieu of a payment); provided, however, that nothing in this clause (d) shall require approval of the Requisite Holders in the event of payment or declaration of dividends or distributions pursuant to the terms of any security of the Corporation or contract related to such security; or
(e)    amend this paragraph 4 of Article V.
ARTICLE VI
The Corporation is to have perpetual existence.
ARTICLE VII
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.
A.    Voting for Directors. The holders of Common Stock shall be entitled to vote in the election of Directors. The number of Directors shall be fixed as specified or provided for in the Stockholders Agreement.
B.    Action by Directors. In accordance with and as permitted by Section 141(d) of the DGCL:
(i)    at any meeting of the Board of Directors or with respect to any written consent in lieu of such meeting, each Director, other than any SL Designated Director (as defined below), shall be entitled to cast one (1) vote at such meeting or with respect to such written consent; and
(ii)    at any meeting of the Board of Directors or with respect to any written consent in lieu of such meeting, the SL Designated Directors then in office shall each be entitled to cast a number of votes equal to the quotient obtained by dividing (x) the sum of (A) one, plus (B) the aggregate number of votes that all Directors then in office who are not SL Designated Directors are entitled to cast at such meeting or with respect to such written consent, by (y) the number of SL Designated Directors then in office.
Every reference in this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation to a majority or other proportion of Directors with respect to the requisite vote for approval by Directors or the Board of Directors shall refer to a majority or other proportion, as applicable, of the votes entitled to be cast by such Directors, provided that any other reference to a majority or other proportion of the Directors, including with respect to establishing a quorum for meetings of the Board of Directors, shall refer to a majority or other proportion, as applicable, of the number of Directors, irrespective of the number of votes entitled to be cast by such Directors; provided, however, that in no event shall Directors holding less than 1/3 of the voting power of the total authorized directorships constitute a quorum.
C.    Amendment. Nothing in the provisions of this Amended and Restated Certificate of Incorporation shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite approval or consent of its stockholders and the Board of Directors; provided, however, that any amendments to Article IX, Article X and clauses A and B of this Article VII shall require the written consent of the Majority Stockholder. The Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the Bylaws of this Corporation.
D.    Election of Directors. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
E.    Books. The books of the Corporation may (subject to any statutory requirements) be kept at such place or places or in such manner or manners within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.
ARTICLE VIII
The Corporation eliminates the personal liability of each member of the Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a Director (i) for any breach of such Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which such Director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal or elimination of this provision shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring prior to such amendment, repeal or elimination.
ARTICLE IX
A.    This Corporation shall, to the maximum extent not prohibited under the law of the State of Delaware, indemnify and hold harmless any person who is or was a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person, whether before or after the date hereof, is or was a director or officer of this

Corporation or, while a director or officer of this Corporation, is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all claims, losses, liabilities, expenses (including attorneys’ fees and expenses), damages, judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person unless approved or ratified by the Board of Directors.
B.    To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (A) of this Article IX, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and expenses) actually and reasonably incurred by such person in connection therewith.
C.    Expenses (including attorneys’ fees and expenses) incurred by any person in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was an officer or director of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten (10) business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the DGCL, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.
D.    The indemnification permitted by this Article IX shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. To assure indemnification under this Article IX of all current and former directors and officers who are determined by the Corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Corporation which may exist from time to time: (i) “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the Corporation which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time, (ii) the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and (iii) excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”
E.    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article IX or otherwise.
F.    The Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Corporation (the “Controlled Entities”) to, be fully and primarily responsible for the payment to any indemnitee in respect of Indemnified Liabilities (as defined below) in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of the Indemnification Sources (as defined below), irrespective of any right of recovery an indemnitee may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Corporation, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the indemnitee against the Corporation and/or any Controlled Entity, as applicable, and (z) the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.

ARTICLE X
A.    To the fullest extent permitted by applicable law, each of the Major Investors (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective Affiliates have made an investment or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the directors of the Corporation or any of its Subsidiaries appointed by any of the Major Investors (collectively, the “Covered Persons”):
(i)    have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries or deemed to be competing with the Corporation or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of, any other person, with no obligation to offer to the Corporation or any of its Subsidiaries or any stockholder of the Corporation or any of its Subsidiaries the right to participate therein;
(ii)    may invest in, or provide services to, any person that directly or indirectly competes with the Corporation or any of its Subsidiaries; and
(iii)    shall have no duty (fiduciary, contractual or otherwise) to communicate or present any knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Corporation or any of its Subsidiaries to the Corporation or any of its Subsidiaries or any stockholder of the Corporation or any of its Subsidiaries, and, notwithstanding any contrary provision herein, shall not be liable to the Corporation or any of its Subsidiaries or any stockholder of the Corporation or any of its Subsidiaries (or their respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person or does not present such opportunity to the Corporation or any of its Subsidiaries or any stockholder of the Corporation or any of its Subsidiaries (or their respective Affiliates).
B.    For the avoidance of doubt, this Article X is intended to disclaim and renounce, to the fullest extent permitted by applicable law and subject to the provisions of Article X, any right of the Corporation or any of its Subsidiaries with respect to the matters set forth herein, and this Article X shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

ARTICLE XI
For purposes of this Amended and Restated Certificate of Incorporation:
“Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person. The term “control” means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” has meaning correlative to the foregoing.
“Director” means a director on the Board of Directors of the Corporation.
“Indemnification Sources” means (i) the DGCL, (ii) this Amended and Restated Certificate of Incorporation, (iii) the Bylaws of the Corporation, (iv) the Stockholders Agreement, (v) any director indemnification agreement, (vi) any other agreement between the Corporation or any Controlled Entity and an indemnitee pursuant to which such person is indemnified, (vii) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (viii) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity.
“Indemnified Liabilities” means all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement.
“Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which the indemnitee shall be entitled to indemnification from both (1) the Corporation and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the indemnitee pursuant to which the indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.
“Major Investors” shall have the meaning set forth in the Stockholders Agreement.
“Majority Stockholder” means, collectively, SLP Emblem Aggregator, L.P. and SLP Emblem Aggregator II, L.P. together with their respective Affiliates, transferees and successors and assigns.
“Requisite Holders” means holders of the majority of the Common Stock of the Corporation held by the Corporation’s stockholders other than the Majority Stockholder.

“SL Designated Director” means a Director that is a member or employee of Silver Lake Group, L.L.C. or one of its successor entities or investment fund or management company affiliates.
“Stockholders Agreement” means that certain Stockholders Agreement of the Corporation, dated on or around the date hereof, among the Corporation, the Majority Stockholder and certain of the Corporation’s other stockholders, as amended, restated, supplemented or modified from time to time.
“Subsidiary” means any corporation, partnership, trust or other entity of which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time a majority of the voting power of the outstanding equity securities of such corporation, partnership, trust or other entity.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 15th day of March, 2022.

ENTRATA, INC.

By: /s/ Adam Edmunds
Adam Edmunds
Chief Executive Officer
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